Exhibit 3.6

AMENDMENT NO. 3 TO
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF CENTENNIAL RESOURCE PRODUCTION, LLC
This Amendment No. 3 (this “Amendment”) to the Fifth Amended and Restated Limited Liability Company Agreement of Centennial Resource Production, LLC, dated as of October 11, 2016, as amended by Amendment No. 1 thereto, dated as of December 28, 2016, and Amendment No. 2 thereto, dated as of March 20, 2017 (as amended to date, the “Agreement”), is entered into as of June 15, 2018 by Centennial Resource Production, LLC, a Delaware limited liability company (the “Company”), and Centennial Resource Development, Inc., a Delaware corporation and sole manager of the Company (the “Corporation” or, in its capacity as the sole manager of the Company, the “Manager”). Capitalized terms used but not defined herein have the meaning given such terms in the Agreement.
WHEREAS, in connection with the closing of the transactions contemplated by those certain Subscription Agreements, each dated as of May 4, 2017, by and between the Corporation and certain investors named therein (collectively, the “Investors”), the Corporation issued to such Investors an aggregate of 33,012,380 shares of Class A Common Stock, in exchange for gross proceeds of approximately $341 million (the “PIPE Proceeds”);
WHEREAS, on May 25, 2017, the 104,400 Series B Preferred Units owned by the Corporation converted into 26,100,000 Common Units in accordance with their terms (the “Series B Conversion”);
WHEREAS, on November 7, 2017, pursuant to Article XI of the Agreement and as permitted under Article X, Celero Energy Company, LP, a Delaware limited partnership and member of the Company (“Celero”), caused the Company to redeem 3,494,583 Common Units (the “2017 Redemption”);
WHEREAS, on March 5, 2018, pursuant to Article XI of the Agreement and as permitted under Article X, Celero, Centennial Resource Development, LLC, a Delaware limited liability company and member of the Company (“CRD”), and NGP Centennial Follow-On LLC, a Delaware limited liability company and member of the Company (“NGP Follow-On”), caused the Company to redeem Common Units in the following amounts: (a) Celero – 752,315 Common Units; (b) CRD – 2,128,462 Common Units and (c) NGP Follow-On – 466,870 Common Units (the “2018 Redemption”);
WHEREAS, on June 15, 2018, in connection with its liquidation and as permitted under Section 10.02(ii) of the Agreement, CRD transferred all of its Common Units (the “CRD Transfer”) to the holders of equity interests in CRD (the “CRD Transferees”) and such CRD Transferees have entered into a Joinder;
WHEREAS, under Section 10.07 of the Agreement, the Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to Article X of the Agreement; and

WHEREAS, the Manager desires to enter into this Amendment, in accordance with Section 10.07 and Section 16.03 of the Agreement, to update the Schedule of Members to reflect the contribution by the Corporation of the PIPE Proceeds to the Company as a Capital Contribution, the Series B Conversion, the 2017 Redemption, the 2018 Redemption and the CRD Transfer.
NOW, THEREFORE, the Company and the Manager hereby enter into this Amendment to provide as follows:
Section 1.    Amendments. Schedule 1 to the Agreement shall be amended and restated in its entirety and replaced with Schedule 1 to this Amendment.
Section 2.    Binding Effect; Intended Beneficiaries. This Amendment shall be binding upon and inure to the benefit of the Company, the Members and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 3.    Counterparts. This Amendment may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
Section 4.    Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.
Section 5.    Effectiveness. Except as hereby amended, the Agreement shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Amendment No. 3 to Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.
COMPANY:
CENTENNIAL RESOURCE PRODUCTION, LLC

By:    /s/ George S. Glyphis
Name: George S. Glyphis

Title:	Vice President, Chief Financial Officer and Secretary

MANAGER:
CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:    /s/ Mark G. Papa
Name: Mark G. Papa
Title: Chief Executive Officer

[Signature Page to Amendment No. 3 to
Fifth Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1
SCHEDULE OF MEMBERS
The Schedule of Members is on file with the Company.

Schedule 1